UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 12, 2019
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ASTEA INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

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Delaware	0-26330	23-2119058
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
240 Gibraltar Road, Horsham, Pennsylvania 19044 (Address of principal executive offices, including zip code) (215) 682-2500 (Registrant's telephone number, including area code) Not Applicable

(Former Name or Former Address, if Changed Since Last Report): Not Applicable
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	ATEA	OTCQB

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.03. Material Modifications of Rights of Security Holders

The information provided in Item 8.01 hereto under the heading “Conversion of Preferred Stock” is incorporated by reference into this Item 3.03.

Item 8.01. Other Events

Conversion of Preferred Stock

Effective November 12, 2019, Zack Bergreen, the Chairman and Chief Executive Officer of Astea International Inc. (the “Company”), converted to common stock, par value $0.01 per share of the Company (“Common Stock”), all of the 826,446 outstanding shares of the Series A Convertible Preferred Stock, par value $0.01 per share, and all of the 797,448 outstanding shares of the Series B Convertible Preferred Stock, par value $0.01 per share, of the Company that he held as of such date (the “Convertible Preferred Stock”). The Convertible Preferred Stock was convertible on a 1 for 1 basis, resulting in the issuance of 1,623,894 shares of Common Stock to Mr. Bergreen. Following the conversion, Mr. Bergreen beneficially owns 2,992,287 shares of Common Stock, or approximately 54.3% of the outstanding Common Stock. As described in the Company’s Current Report on Form 8-K filed on October 8, 2019, conversion of the Convertible Preferred Stock was required by the Voting Agreement among IFS Americas, Inc., a Delaware corporation (“Parent”), Mr. Bergreen and the limited partnership that he controls, in connection with the Agreement and Plan of Merger dated October 7, 2019 (the “Merger Agreement”) among the Company, Parent and a subsidiary of Parent.

Date, Time, Location and Record Date of Special Meeting of Stockholders

The Company’s Board of Directors has fixed the date, time, location and record date for the special meeting of the stockholders of the Company to consider and vote upon the adoption of the Merger Agreement, which provides for the merger of IFS Amber, Inc., subsidiary of Parent, with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent. The Board of Directors determined that the special meeting of the Company’s stockholders will be held on Monday, December 9, 2019 at 11:00 a.m. (local time), at the Company’s headquarters at 240 Gibraltar Road, Horsham, Pennsylvania 19044. The Board of Directors also established the close of business on November 12, 2019 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of Astea International Inc. (the “Company”) by IFS Americas, Inc. In connection with the transaction, the Company will file relevant materials with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

ABOUT THE COMPANY AND THE TRANSACTION. Any definitive proxy statement(s) (when available) will be mailed to stockholders of the Company. The Company’s investors and security holders will be able to obtain a free copy of these documents (when available) and other documents filed with the SEC by the Company at the SEC’s website at http://www.sec.gov. In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at the Company’s internet website at https://astea.com/about-us/investor-relations/ or by contacting the Company’s Investor Relations by email at mkreps@darrowir.com or by telephone at (214) 597-8200.

PARTICIPANTS IN THE SOLICITATION

The Company and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Information about the Company’s officers and directors and their ownership of shares of the Company’s common stock is set forth in the preliminary proxy statement for the special meeting, which was filed with the SEC on October 25, 2019, and in other documents filed with the SEC by the Company and its officers and directors. These documents can be obtained free of charge from the sources indicated above. Investors may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary proxy statement mentioned above and, when they become available, the definitive proxy statements and other relevant documents regarding the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astea International Inc.

November 12, 2019	By:	/s/ Rick Etskovitz
Rick Etskovitz
Chief Financial Officer